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                               EXECUTIVE AGREEMENT


                  Agreement dated as of July 1, 1989 between Handy & Harman, a New York corporation ("Company") and Frank E. Grzelecki ("Executive").

                  WHEREAS, Company desires to benefit from Executive's knowledge and experience as a full-time executive employee and considers such employment a vital element in protecting and enhancing the best interests of the Com pany, and Executive desires to continue in full-time employment with the Company.

                  NOW THEREFORE, in consideration of the continued employment of Executive by Company, the continued service by Executive to Company, and the mutual covenants contained herein, the parties agree as follows:

                  1. Employment. Subject to the right of the Company to take any and all action of the kind specified in section 3(a) through (h) prior to the acquisition of 25% or more of the outstanding shares of Company stock as specified in Section 3, the Company shall continue to employ Executive in his current capacity as Vice Chairman of the Board and Executive shall continue to serve to the best of his ability in such capacity, devoting substantially all his business time thereto.

                  2. Compensation. Executive's compensation shall consist of:

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                           (a) A base annual salary at an annual rate at least
equal to Executive's base annual salary on the date of this Agreement and as the same may be increased from time to time by Company's board of directors ("Base Salary").

                           (b) Such additional incentive or bonus compensation
("Incentive Pay") which may be granted to Executive specifically or to which Executive now or hereafter may be entitled under any plan or arrangement maintained by Company for its executive or managerial employees including Company's Management Incentive Plan, or for employees generally, provided that, for purposes of this Section 2 only, Executive shall not be entitled, except in the sole discretion of Company's board of directors, to future awards under the Company's existing stock option plans and any other plan involving stock options or the purchase of Company shares (collectively, such stock option and share purchase plans are herein referred to as the "Non-Continuing Benefits").

                           (c) All benefits to which Executive shall be entitled
in or under any and all pension plans ("Pen sion Benefits"), and in or under any and all employee benefit plans and group life insurance, group health insurance and group accident insurance programs ("Fringe Benefits"), maintained by Company for its executive or managerial employees.

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                           (d) Reimbursement for all reasonable expenses

("Expense Reimbursement") incurred by Executive in connection with the performance of duties for the Company, such Expense Reimbursement to be made in a manner consistent with the policy of Company in force at the time of such Expense Reimbursement.

                           (e) Such number of days vacation per year
("Vacation") as Company granted to Executive in the calendar year 198 and as Company shall hereafter grant to its executive or managerial employees without any loss of Base Salary, Incentive Pay, Pension Benefits, Fringe Benefits or Expense Reimbursement to which the Executive is entitled.

                  3. Trigger Events. If 25% or more of the outstanding shares of Company stock having voting power to elect a majority of the board of directors of the Company shall after the date of this Agreement be acquired by one or more persons, firms, corporations or other entities acting alone or as a coordinated group, and thereafter, without the express prior written consent of Executive, any of the following events shall occur, such event shall be deemed a Trigger Event:

                           (a) There shall be a material diminution in
Executive's position, duties, responsibilities and status with Company as the same are in effect on the date

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of this Agreement or as the same may be increased in the future.

                           (b) Executive's reporting responsibilities, titles
or offices in effect on the date of this Agreement or as the same may be increased in the future shall be materially reduced.

                           (c) Executive shall be removed from or shall not be
re-elected to the position referred to in paragraph 1, provided that this
Section 3(c) shall not be deemed to include termination of Executive's employment for "cause" (defined below) or as a result of Executive's substantial disability, death or retirement pursuant to a Company sponsored retirement plan. For all purposes of this Agreement, "cause" shall mean (i) willful malfea sance in office, or (ii) misconduct by Executive that is demonstrably materially injurious to the Company monetarily or otherwise.

                           (d) Executive's Base Salary shall be reduced.

                           (e) Except for awards under any Non-Continuing
Benefit, the Company shall fail to continue in effect any Company plan providing for Incentive Pay, Pension Benefits, Fringe Benefits or Expense Reimbursement in effect on the date of this Agreement without adopting a replacement plan or plans which is or are, in

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the aggregate, no less favorable to Executive than those Executive enjoys at the date of this Agreement.

                           (f) Company's principal executive offices shall be

moved to a location outside New York County or Westchester County, New York, or Fairfield County, Connecticut.

                           (g) Company shall require Executive to be based
anywhere other than at Company's principal executive offices or at the location where Executive is based at the date of this Agreement, or if Executive consents to such required move, Company fails to reimburse Executive for moving expenses and any difference between the sale price of his old principal residence and the purchase price of his new principal residence in connection with such move.

                           (h) The number of days per year allowed for
Executive's Vacation is reduced.

                           (i) Company breaches any provision of this Agreement.

                           (j) Any successor to Company fails to assume this
Agreement.

                  4. Specified Trigger Event. Upon the occurrence of a Trigger Event, Executive, at his sole option, may within 90 days after the date of such Trigger Event, by notice to Company designate such Trigger Event as a Specified Trigger Event. Failure of Executive to desig-

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nate any Trigger Event as a specified Trigger Event shall not affect, or constitute a waiver of, the right of Executive to designate any subsequent Trigger Event of the same or a different nature as a Specified Trigger Event, it being understood that only one Trigger Event may be designated as a Specified Trigger Event.

                  5. Guarantee. In order to protect Company against the loss of key management executives, if any Trigger Event should occur and be designated by Executive as a Specified Trigger Event within the 90 day period specified in
Section 4, the Company shall continue to employ Executive for a period of three years from the first day of the calendar month following the date of the Specified Trigger Event (the "Employment Period"). During the Employment Period, Executive shall be entitled to receive, and Company guarantees to pay to Executive, the same Base Salary, Incentive Pay, Pension Benefits, Fringe Benefits, Expense Reimbursement and Vacation as Executive was entitled to receive immediately before the Specified Trigger Event.

                  6. Termination of Employment. If, on or after the date of a Specified Trigger Event and before the end of the subsequent Employment Period,
(x) Company shall terminate Executive's employment for any reason other than for "cause" or (y) Executive shall elect to terminate his employment, then in either event, after the date

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of termination of Executive's employment (the "Termination Date"), Company shall:

                           (a) Pay Executive, his estate or beneficiaries in a

lump sum by the fifth business day after the Termination Date:

                                    (i) an amount equal to Executive's Base
                  Salary from the Termination Date to the end of the Employment Period, plus

                                    (ii) an amount equal to (A) the Incentive
                  Pay that Executive became entitled to receive for the most recent calendar year for which Executive was actually awarded Incentive Pay multiplied by (B) the number of years or portions thereof (computed on the basis of a 365 day year) from the beginning of the calendar year in which the Termination Date falls to the end of the Employment Period.

                           (b) Pay Executive on the date Executive begins to
receive retirement benefits (in addition to any Pension Benefits to which Executive shall be entitled on the Termination Date) an amount equal to the then present value of the actuarially determined difference between the aggregate retirement benefits actually to be received by Executive and those that would have been received had Executive been employed until the end of the Employment Period at a Base Salary equal to the Base Salary in

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effect immediately before the date of the Specified Trigger Event.

                           (c) Continue for the benefit of Executive all Fringe
Benefits to which Executive shall be entitled immediately before the date of the Specified Trigger Event (or substantially equivalent insurance and benefit coverage) from such date until the end of the Employment Period.

                  7. Agreements and Policy Statements. Executive shall execute or re-execute each of the following agreements and policy statements of the
Company:

                                    "Policy Statement on Integrity in the
                  Conduct of the Company's Business"

                                    "Agreement Concerning inventions and
                  Confidential Information"

                                    "Antitrust Compliance Policy of Handy &
                  Harman and Subsidiaries"

During the period of time coincidental with the Employment Period, Executive shall not enter into any business directly or indirectly in which the Company or any of its then subsidiaries is engaged in at the time of the Termination Date.

                  8. Disputes. Any dispute hereunder as to the existence of "cause" or of a Trigger Event shall be submitted to arbitration in accordance with New York law

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and the procedures of the American Arbitration Association.

                  9. Merger of Company. If Company shall merge into or consolidate with another corporation, or transfer or sell all or substantially all of its assets to another corporation or other entity, Company shall require, as a condition to such transaction, that such successor corporation or entity assume the obligations of Company hereunder. This Agreement shall thereupon be binding upon and inure to the benefit of the successor corporation or other entity which shall be obligated to perform all of the terms and conditions hereof, whether or not such successor expressly assumes such obligations.

                  10. Assignability. This Agreement is personal in nature and neither Executive nor Company shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except (i) as provided in Section 9 and (ii) as Executive's right to receive payments hereunder may extend to his estate and beneficiaries as provided in Section 6. Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, except for a transfer of any such right by will or by the laws of descent or distribution. The foregoing shall not prevent Executive from assigning ownership of or an interest in or

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designating beneficiaries of, any insurance policy or benefit plan except as may be prohibited by the terms thereof.

                  11. Governing Law. This Agreement shall in all respects be construed and enforced in accordance with, and governed by, the laws of the State of New York, irrespective of the location of Executive's residence or principal place of employment.

                  12. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in any such jurisdiction. Unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which renders any provision hereof invalid or unenforceable in any respect.

                  13. Notices and Consents. All notices and consents given by a party pursuant to this Agreement shall be in writing and shall be delivered by hand against receipt or sent by certified mail, return receipt requested, to the other party at the following addresses:

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                  If to Company:

                           Handy & Harman
                           850 Third Avenue
                           New York, NY 10022
                           Attention: Secretary


                  If to Executive:

                           Frank E. Grzelecki
                           312 Greenley Road
                           New Canaan, CT 06840

or to such other address as either party shall give to the other by a notice.

                  14. Sole Agreement: Changes. This instrument contains the entire agreement between the parties. It may not be changed orally; it may only be changed by a written agreement or instrument signed by both parties.

                  IN WITNESS WHEREOF, the parties thereto have executed this Agreement as of the date first above written.

                                                     HANDY & HARMAN


                                                     By  /s/ Richard N. Daniel
                                                         ---------------------
                                                                President


                                                     Executive

                                                       /s/ Frank E. Grzelecki
                                                       ----------------------